Nicor Inc.
                                                                      Forn 10-K
                                                                  Exhibit 23.01


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-1732, 333-107377, 333-107375, 33-31029 and 333-28699 on Form S-8 of our
report, dated February 28, 2005, relating to the financial statements and financial statement schedule of Nicor Inc. (which expresses an unqualified opinion and includes an explanatory paragraph related to a change, in 2003, in method of accounting for energy trading activities and gas inventories as discussed in Note 2), and management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Chicago, Illinois
February 28, 2005